                                                                    Exhibit 99.3
                    FIRST UNION REAL ESTATE INVESTMENTS
                 PROFORMA COMBINED STATEMENT OF OPERATIONS
               For the Twelve months Ended December 31, 1998
                               (in thousands)

                                                                                        1998
REVENUES                                                      1998     Adjustments    Proforma
                                                           ---------    ---------    ---------
  Rents                                                    $ 320,592    $  31,178    $ 289,414
  Interest - Mortgage loans                                    1,211                     1,211
           - Short-term investments                            1,337                     1,337
           - Investments                                         302                       302
  Joint venture income and fees                                  501                       501
  Other                                                          583                       583
                                                           ---------    ---------    ---------
                                                             324,526       31,178      293,348
                                                           ---------    ---------    ---------
EXPENSES
  Property operating                                         223,667       11,464      212,203
  Real estate taxes                                           12,453        2,146       10,307
  Depreciation and amortization                               33,389        5,424       27,965
  Interest-  Mortgages                                        29,032        3,719       25,313
             Senior notes                                      5,856        2,156        3,700
             Bank loans                                       12,214        5,389        6,825
             Notes payable                                     3,757        1,070        2,687
  General and administrative                                  37,577          150       37,427
  Litigation and proxy expenses                                4,848                     4,848
  Foreign currency loss                                        2,198                     2,198
  Unrealized loss on carrying value of assets identified                                     -
   for disposition and impaired assets                        51,000                    51,000

                                                           ---------    ---------    ---------
                                                             415,991       31,518      384,473
                                                           ---------    ---------    ---------

NET LOSS BEFORE EXTRAORDINARY LOSS AND  CAPITAL GAINS      $ (91,465)   $     340    $ (91,125)
                                                           ---------    ---------    ---------
Preferred Dividend                                            (2,999)                   (2,999)
                                                           ---------    ---------    ---------
Net loss before extraordinary loss and capital gains       $ (94,464)   $     340    $ (94,124)
                                                           =========    =========    =========

Per share data

NET LOSS BEFORE EXTRAORDINARY LOSS AND CAPITAL GAINS,
  BASIC AND DILUTED                                        $   (3.07)                $   (3.06)
                                                           =========                 =========




Adjusted shares of benificial interest, basic                 30,772                    30,772
Adjusted shares of benificial interest, diluted               31,015                    31,015


The accompanying notes are an integral part of these statements.